UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2012

BRT REALTY TRUST
(Exact name of Registrant as specified in charter)

Massachusetts	001-07172	13-2755856
(State or other jurisdiction of incorporation)	(Commission file No.)	(IRS Employer I.D. No.)

60 Cutter Mill Road, Suite 303, Great Neck, New York	11021
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code     516-466-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement

On September 11, 2012, RBH-TRB West I Mezz Urban Renewal Entity LLC and Teachers Village Project A  QALICB Urban Renewal Entity, LLC ( “TVPA”), both subsidiaries of RBH-TRB Newark Holdings, LLC (“Newark Joint Venture” or “NJV”), entered into a series of agreements and transactions pursuant to which TVPA obtained  access to approximately $51 million of construction and permanent financing, which, together with approximately $11.2 million of New Markets Tax Credits proceeds will, after paying the expenses of the transaction and paying down approximately $4 million of debt (exclusive of the repayment of $3 million in debt to us which is eliminated in consolidation), be used to construct three buildings. The buildings are located generally along Halsey Street, Williams Street and Maiden Lane in Newark, NJ (collectively, the “Property”).  These buildings when completed, will total approximately 190,000 gross square feet and consist of 123 residential rental units and approximately 30,000 square feet of retail space. The Newark Joint Venture estimates that these buildings will be completed in 2013/2014.  The residential rental units will be marketed to teachers and other personnel of public, private and charter schools in and around Newark, NJ.  Twenty percent of the residential units are subject to affordability restrictions.

We own 50.1% of the Newark Joint Venture.

Set forth below is a summary of the material terms of these financing arrangements:

Sources	Nature Of Financing	Terms	Proceeds

Goldman Sachs Senior Loans (1)	Loan
Matures August 2019.  Interest only until August 2014 and then amortizes on a 25 year schedule.  The interest rate is 300 basis points over LIBOR during construction (but in no event will exceed 4%) with an option to fix the interest rate for the five years beginning August 2014.
			$24,700,000 (1)

Casino Reinvestment Development Authority (“CRDA”) (2)	Loan	Matures September 2042 and bears interest at the rate of 3.278% per year. This obligation is interest only until August 2019 and then amortizes over the remaining term.	$5,250,000

Goldman Sachs Urban Transit Hub Tax Credits Loan (3)	Loan
Matures December 2023. Interest rate is 8.5% per year. Interest accrues but is not payable until December 2014; thereafter, principal amortizes over the balance of the term and principal and interest are paid annually.  It is anticipated that the principal and interest will be repaid by transferring to Goldman the tax credits anticipated to be generated by this project.
			$18,700,000(3)

Redevelopment Area Bond (4)	Loan	Matures in 2034. The bonds are serviced in full by annual payment- in-lieu of taxes (“PILOT”) of approximately $311,000 in 2013 increasing to approximately $344,000 at maturity.	$2,212,000
_____________
(1) Of such sum, approximately $15.7 million has been borrowed and $9 million is available upon satisfaction of construction draw conditions. This obligation is secured by a first mortgage on the Property, an assignment of the rents and leases on the Property and a pledge of the NJV’s membership interests in TVPA.

(2)  This loan is secured by a second mortgage on the Property, a second assignment of the rents and leases on the Property and a second priority pledge of the NJV’s membership interests in TVPA.

(3) Of such sum, approximately $13.4 million has been borrowed and $5.3 million is available upon satisfaction of construction draw conditions. This loan is made to NJV and is solely secured by the state tax credits to be received by NJV upon completion of the specified improvements.

(4) The PILOT payments are payable in quarterly installments and may be subject to increase if the value of the land underlying the building is re-assessed.

The Newark Joint Venture has, with respect to the Goldman Sachs Senior Loans and the CRDA loan, guaranteed:

•	The losses incurred by the lender by reason of certain “bad-acts” by the borrower (e.g., fraud and misappropriation); and

•	The completion of the construction of the three buildings.

The Newark Joint Venture has, with respect to the Goldman Sachs Senior Loans, also guaranteed:

•
The carrying costs associated with the Property (e.g., interest on the loans and the operating expenses of the buildings) until the Property achieves a 1.20:1.00 debt service coverage ratio for six consecutive months; and

•	The principal associated with the loans until the Property achieves this debt service coverage ratio for such period.

The Newark Joint Venture has also agreed to indemnify the beneficiaries of the New Markets Tax Credits for losses sustained if such credits are disallowed.  Such indemnity obligation will not exceed approximately $16 million (exclusive of interest and penalties) and is subject to reduction to the extent the credits are not disallowed.

This financing represents the second phase of three contemplated financing phases for the development of the Teachers’ Village project.  The third phase contemplates that an aggregate of approximately $30 million will be raised in 2012/2013 from public or private sources (other than the Newark Joint Venture) for the construction of three additional residential/retail buildings at Teachers’ Village.

No assurance can be given that the buildings contemplated by any of the three phases will be built, that if built, that such buildings will generate positive cash flow or be profitable or that the financing to complete the remaining  phase of the Teachers’ Village project will be obtained.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation Under an Off Balance Sheet Arrangement of a Registrant

The information called for by this item is incorporated herein by reference to Item 1.01

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRT REALTY TRUST

Date: September 14, 2012	By: /s/ David W. Kalish David W. Kalish Senior Vice President – Finance